--------------------------------------------------------------------------------
                                               CORPORATE NEWS
--------------------------------------------------------------------------------
                                               Baxter International Inc.
                                               One Baxter Parkway
                                               Deerfield, Illinois  60015 U.S.A.



Baxter

        FOR IMMEDIATE RELEASE
        ---------------------

        Media contact:      Mary Thomas, (847) 948-2815

        Investor contacts:  Neville Jeharajah, (847) 948-2875
                            Mary Kay Ladone,  (847) 948-3371


               BAXTER'S FOURTH-QUARTER NET INCOME UP 15 PERCENT;
             FOURTH-QUARTER EPS OF 65 CENTS INCREASES 12 PERCENT;
                  1997 CASH FLOW OF $432 MILLION EXCEEDS GOAL

     DEERFIELD, Ill., January 29, 1998 - Baxter International Inc. (NYSE:BAX)

today reported fourth-quarter net income increased 15 percent to $182 million,

from $158 million in the year-earlier period. Basic earnings per share increased

12 percent to 65 cents per share, from 58 cents per share in the 1996 fourth quarter and in line with analysts' consensus estimates. Diluted earnings per share for the quarter rose 12 percent to 64 cents, from 57 cents in the 1996 period.

     Sales for the period grew 9 percent to $1.63 billion, from $1.49 billion in the prior year. Without the impact of a stronger U.S. dollar, fourth-quarter sales rose 14 percent. Sales growth was fueled by strong growth of the company's new Colleague/TM/ electronic infusion pump, peritoneal dialysis products used to treat kidney disease, and tissue valves and repair products used in heart-valve therapy.

                                    -more-

BAXTER FOURTH-QUARTER EARNINGS-PAGE 2
-------------------------------------


     For the full year, Baxter generated $432 million in operational cash flow, exceeding its goal of $300 to $400 million. This was after investing $392 million in research and development and $496 million in capital expenditures. Income from continuing operations for the year increased 13 percent to $652 million, from $575 million in 1996. This excludes a first-quarter charge of $352 million for in-process research and development pertaining to the company's acquisitions of Immuno International AG and Research Medical, Inc.

     Full-year basic earnings per share from continuing operations were $2.35, up 11 percent from $2.11 in 1996. Diluted earnings per share from continuing operations were up 12 percent to $2.31, from $2.07 in the prior year.

     Sales for the full year were $6.1 billion, up 13 percent from $5.4 billion in 1996. Sales rose 16 percent excluding the impact of a stronger U.S. dollar. International sales, which comprise more than 50 percent of the company's revenues, rose to $3.3 billion from $2.8 billion, an increase of 17 percent over the prior year. Without the impact of a stronger U.S. dollar, 1997 international sales were up 24 percent. Sales growth was particularly strong in Latin America, which grew approximately 30 percent. Domestic sales grew 8 percent to $2.9 billion, from $2.7 billion in 1996.





                                    -more-

BAXTER FOURTH-QUARTER EARNINGS-PAGE 3
-------------------------------------



FOURTH-QUARTER HIGHLIGHTS

     During the fourth quarter, the Italian antitrust authorities approved Baxter's acquisition of the dialysis, intravenous therapy, irrigation solutions and nutrition businesses of Bieffe Medital. Baxter expects to finalize the transaction during the first quarter. Baxter also received clearance from the U.S. Food and Drug Administration to begin Phase II clinical trials for its endovascular graft system, which is being tested for its use in minimally invasive cardiac surgery to repair abdominal aortic aneurysms.

     "Our fourth-quarter performance was solid," said Vernon R. Loucks Jr., Baxter chairman and chief executive officer. "Overall, 1997 was a year of tremendous achievement. We completed several acquisitions that have greatly expanded our global presence and technological superiority. We introduced new products in each of our businesses. And, we made significant progress in our key research-and-development initiatives."

     "We expect this momentum to continue in 1998," added Harry Kraemer, Jr., Baxter president. "Specifically, we expect to: increase sales approximately 10 percent before the impact of foreign exchange; grow net income in the mid-teens before foreign exchange, and in low double digits after foreign exchange; and generate more than $500 million in cash flow."


                                    -more-

BAXTER FOURTH-QUARTER EARNINGS-PAGE 4
-------------------------------------



     Baxter International is a global medical-products and services company that is a leader in technologies related to the blood and circulatory system. Through its subsidiaries, Baxter has market-leading positions in four global business segments: blood therapies, which develops therapies and products used in transfusion medicine; cardiovascular medicine, which develops products and provides services to treat late-stage cardiovascular disease; renal therapy, which develops products and services to improve therapies for treating kidney disease; and intravenous systems/medical products, which develops technologies and systems to improve intravenous medication delivery, and distributes medical products.

    This news release includes forward-looking statements that involve risks and uncertainties, including technological advances in the medical field, product demand and market acceptance, the effect of economic conditions, the impact of competitive products and pricing, foreign currency exchange rates and other risks detailed in the company's filings with the Securities and Exchange Commission.


                                    -more-

BAXTER - PAGE 5
---------------


                                                     BAXTER INTERNATIONAL INC.
                                                 Consolidated Statements of Income
                                                            (Unaudited)

--------------------------------------------------------------------------------------------------------------
(in millions, except per share data)                           Three Months Ended                 Year Ended
                                                                     December 31,                December 31,
                                                          -----------------------         -------------------
                                                             1997         1996              1997       1996
                                                          ---------     ---------         ---------  --------
     Net Sales                                            $1,632        $1,494            $6,138     $5,438

     Cost and expenses
       Cost of goods sold                                    878           827             3,340      3,009
       Marketing and administrative expenses                 361           312             1,356      1,142
       Research and development expenses                     110            90               392        340
       Acquired research and development                       0             0               352          0
       Interest, net                                          39            27               163        103
       Goodwill amortization                                  13            11                45         36
       Other (income) expense                                (12)            9               (33)        15
-------------------------------------------------------------------------------------------------------------
       Total costs and expenses                            1,389         1,276             5,615      4,645
-------------------------------------------------------------------------------------------------------------

     Income from continuing operations
     before Income taxes                                     243           218               523        793

       Income tax expense                                     61            60               223        218
-------------------------------------------------------------------------------------------------------------

     Income from continuing operations                       182           158               300        575

     Discontinued operations                                   0             0                 0         94
-------------------------------------------------------------------------------------------------------------

     Net income                                             $182          $158              $300       $669
=============================================================================================================

     Basic earnings per common share (1)
------------------------------------------
     Continuing operations
        Before acquired research and
          development expense                                $0.65         $0.58            $2.35     $2.11
        Acquired research and development
          expense                                            $0.00         $0.00           ($1.27)    $0.00
-------------------------------------------------------------------------------------------------------------
     Total continuing operations                             $0.65         $0.58            $1.08     $2.11
     Discontinued operations                                 $0.00         $0.00            $0.00     $0.35
---------------------------------------------------------------------------------------------------------------
     Net income                                              $0.65         $0.58            $1.08     $2.46
===============================================================================================================
Average number of common shares outstanding                    280           273              278       272
===============================================================================================================

(1) Diluted earnings per common shares (EPS) for the quarter and year ended December 31, 1997 was $0.64 and $1.06, respectively. Diluted EPS before the acquired research and development expense for the year ended December 31, 1997 was $2.31. Diluted EPS for the quarter and year ended December 31, 1996 was $0.57 and $2.41, respectively, and diluted EPS from continuing operations was $0.57 and $2.07, respectively.


                                    -more-

BAXTER - PAGE 6
---------------

                           BAXTER INTERNATIONAL INC.
      Condensed Operational Cash Flow Information and Changes in Net Debt
                                  (Unaudited)

------------------------------------------------------------------------------
Condensed Operational Cash Flow Information
------------------------------------------------------------------------------
(in millions) (Brackets denote cash outflows)                      Year Ended
                                                                  December 31,
                                                 -----------------------------
                                                        1997              1996
                                                 -----------      ------------

Income from continuing operations                       $300             $575
Adjustments, primarily non-cash items                    358              434
Acquired research and development                        352                0
After-tax interest, net                                   97               62
------------------------------------------------------------------------------
Operational cash inflow                                1,107            1,071
------------------------------------------------------------------------------

Changes in balance sheet items
           Accounts receivable                           (56)            (159)
           Inventories                                  (102)              59
           Accounts payable and accrued liabilities      (56)             (12)
           Restructuring program payments                (19)             (37)
           Other                                        (104)             (34)
Capital expenditures                                    (496)            (398)
------------------------------------------------------------------------------
Operational cash outflow                                (833)            (581)
------------------------------------------------------------------------------
Operational cash flow - continuing operations/1/        $274             $490
Operational cash flow - discontinued operations           $0             $192
------------------------------------------------------------------------------
Operational cash flow                                   $274             $682
==============================================================================

/1/ Operational cash flow before net litigation payments was $432 million and $587 million in 1997 and 1996, respectively.

------------------------------------------------------------------------------
Changes in Net Debt
-----------------------------------------------------------------------------
(in millions) Increase(decrease)                                  Year Ended
                                                                  December 31,
                                                  ----------------------------
                                                         1997             1996
                                                  -----------     ------------

Net debt, January 1                                    $1,280          $2,115

Operational cash flow                                    (274)           (682)
Dividends                                                 316             320
Acquisitions, net of divestitures                         645             352
Assumed debt from acquisitions                            333               0
Reduction of debt due to spinoff                            0          (1,151)
Effect of exchange rate changes                           (38)             14
Purchase of treasury stock                                  0             267
Other                                                      51              45
------------------------------------------------------------------------------
Increase (decrease) in net debt                         1,033            (835)
------------------------------------------------------------------------------

Net debt, December 31                                  $2,313          $1,280
==============================================================================

   Operational cash flow is defined as cash flow provided by operations plus after-tax interest-net plus the tax effect of divestitures gains (losses)
                          less capital expenditures.